Exhibit 99.1

FOR:	BIO-REFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay, Investor Relations
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

BIO-REFERENCE LABORATORIES, INC. REPORTS REVENUE GROWTH DESPITE REIMBURSEMENT PRESSURE AND IMPACTFUL WEATHER

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Q1FY14 results continue to show the effects of reimbursement pressures

ELMWOOD PARK, NJ (March 4, 2014) Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) announces record first quarter results for revenues.  Except for per share data or where otherwise noted, numbers are in thousands.

The Company recorded Q1FY14 revenues of $181,270, an increase of 12% over the $161,256 recorded in Q1FY13 despite the adverse effects of the worst winter weather in the past several years.  Net income before taxes in Q1FY14 totaled $5,255, a decrease of 66% compared with net income before taxes of $15,373 in Q1FY13.  The Company previously gave guidance that it anticipated net income for this Q1FY14 would be about half the prior Q1FY13 earnings.  However, that guidance did not account for the additional effects of adverse weather.  Net income after tax for Q1FY14 totaled $2,954, or $.11 per share, as compared with $8,665, or $.31 per share, in Q1FY13.   The Company calculates that weather accounted for a $.05 reduction in net income and the remaining reduction was a result of the diminished reimbursement expected in the Company’s previously provided guidance.  Gross profits on revenues for Q1FY14 were $72,154, resulting in a margin for gross profit on revenues of 40%, versus 70,922 for Q1FY13, which resulted in a margin of 44%.  Revenue per patient for Q1FY14 was $81.17, virtually flat compared to the $81.13 for Q1FY13. The number of patients served increased 12% to 2,206 in Q1FY14 from the Q1FY13 of 1,973.  Esoteric business for the Company was 66% of revenues for Q1FY14 as compared to 62% of revenues for Q1FY13.  Days Sales Outstanding (DSO) was 111 days compared to Q1FY13 DSO of 92 days.

Marc D. Grodman, MD, CEO, commented: “This has been a tumultuous time in the clinical laboratory industry with a changing reimbursement landscape. Despite this, we are encouraged by our growth, 12% in both net revenues and patient count. Layer on that, however, particularly horrible weather, the added improvements to the infrastructure of our recent acquisitions in both Florida and California and our continuing support of the opportunity presented by GeneDx and genetic testing, our results for the period were what we had anticipated.  Although company-wide revenue per patient was flat Q1FY14 over Q1FY13, patient count for genetic testing increased by 70%. The revenue per patient for these services is substantially higher than the rest of our business and revenue per patient as a measurement of growth is therefore deceptive. We indicated in our pre-announcement last November that we had seen a decline in our non-GeneDx reimbursements of about 4%.  We believe that decline is closer to 5% in retrospect, but this adjustment is primarily based on more reimbursement experience since our last discussion rather than further erosion.  We believe this kind of baseline change affects all parts of our business and all of the financial metrics of our operating performance. We believed that this first quarter would be about half that of the 31 cents we reported last year, and if not for the 5 cents per share we lost due to the weather, that is where we would have been.  We believe that extreme weather conditions diminished our net revenues by over $4 million and our EPS by $.05.  This obscures the positive results that emerged from the quarter.”

Dr. Grodman further noted: “We are not the same company that we were a year ago and, given the changing reimbursement landscape, our investments in infrastructure in Florida and California as well as the opportunity for continued growth in all parts of genetic testing, we don’t believe a comparison to last year’s metrics is meaningful for our performance this year.  I think it is important to note that our infrastructure investments in Florida and California were in areas of routine clinical testing that have been subject to the decrease in revenue per patient by about 5%. That will affect margins. Yet, we still believe that the investment in growth was essential to our continued future expansion.  We will continue to invest in GeneDx, and expect to nearly double the number of GeneDx employees from September 2013 to the end of FY14 in order to meet the demand for our services, with over 20% at the MD or PH.D level. However, while funding the growth in genetic testing we will work to limit expenses consistent with the changing reimbursement realities. Year over year, we saw an increase in volume at GeneDx of more than 70%.  The effect of these changes will play out throughout the year and we have seen some of these controls take hold over the past two quarters.  Our DSO’s were higher than the increase we usually see between the 4th quarter of the previous fiscal year and the first quarter of the current year. After November and December we appeared to be on track but collections in January were lower than expected. It appears many of these factors are beginning to resolve as we continue in FY2014.”

Dr. Grodman concluded, “Last year was a recalibration year where payers redefined their reimbursement baselines.  We believe this recalibration process has stabilized but is still unfolding.  While we have not seen the dramatic shifts we saw in Q4FY13, we are continuing to see refinement and re-definition of reimbursement policies.  On our Earnings call in December 2013 we provided guidance that our first quarter earnings for FY2014 would be about half those of the prior fiscal year, which was $.31.  If it had not been for the weather, that was a solid assessment of where we would be, around $.16 when the 5 cents per share weather factor is taken into consideration.   At the same time, we indicated that our second quarter earnings would “start to approach, not equal, our prior fiscal year second quarter earnings”.  We believe that is still the case except for the affect of the severe weather. Based on the weather in February alone as well as the predictions for March, we believe that adverse weather will have an estimated $.05 to $.07 cent impact on second quarter earnings this year. This additional guidance does not result from a concern about our ability to grow the business; it is simply because the weather is something that can have a substantial effect on our business and we simply cannot control that factor.  As we said in our call in December, we believe we can improve upon our third quarter performance and show significant improvement in our 4th quarter comparison this year.  Our prior guidance that we gave in December was that we expect to grow in net revenues, patient count and net income each by 10% in fiscal year 2014.   I think we have a better sense of the year today and our guidance is not terribly different except to say that we expect our growth may be, in fact, stronger than anticipated. We believe we will grow better than 10% in patient count and revenues.  We said that we should be able to grow 10% in net income for the year.  If we exclude the weather impact that we estimate will be a combined $0.10 to $0.12 cents for the first and second quarters, we believe that our earlier guidance would be accurate.  I realize that this places a lot of pressure on the second half of the year, but our vision is not obscured by the vagaries of weather and we are fully cognizant of the reimbursement landscape ahead.”

The Company’s Q1FY14 earnings conference call has been scheduled to take place this morning, March 4, 2014 at 10:30 a.m. Eastern Standard Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

Bio-Reference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended
	January 31,	January 31,
	2014	2013
Net Revenues	$181,270	$161,256
Cost of Sales	109,116	90,334
Gross Profit on Revenues	72,154	70,922
General and Administrative	66,274	55,163
Operating Income	5,880	15,759
Other Expense, Net	625	386
Income Before Taxes	5,255	15,373
Taxes	2,301	6,708
Net Income	2,954	8,665
Income Per Share	$0.11	$0.31
Number of Shares	27,700,167	27,716,336
Income Per Share (Diluted)	$0.11	$0.31
Number of Shares (Diluted)	27,848,492	27,912,327

Bio-Reference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

(Unaudited)

	January 31,	October 31,
	2014	2013
Cash & Cash Equivalents	$14,533	$17,952
Accounts Receivable (Net)	217,741	206,261
Plant, Property & Equipment (Net)	67,113	65,649
Intangible Assets (Net)	51,276	51,505
Other Assets	76,973	80,161
Total	$427,636	$421,528

Accounts Payable	$64,055	$61,614
Revolving Note	29,979	26,139
Long-Term Debt	22,651	20,060
Other Liabilities	35,990	42,120
Shareholder’s Equity	274,961	271,595
Total	$427,636	$421,528

About BioReference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the fourth largest full-service laboratory in the United States and the largest independent regional laboratory in the Northeastern market.  BRLI offers a comprehensive list of laboratory testing services utilized by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different.  Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, our ability to sustain continued growth, lawsuits or private actions, including the action involving Horizon Blue Cross Blue Shield of New Jersey, the competitive environment, changes in government regulations, changing relationships with customers, payers, including the various state and multi-state Blues programs, suppliers and strategic partners, the ability to increase revenue through our prior expansions, the successful roll-out of our inherited cancer tests launched by GeneDx and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.www.bioreference.com

www.bioreference.com